Exhibit 10.2

Execution Version

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential, and such information has been marked at the appropriate place with [***].

ATLAS LITIO BRASIL LTDA

as Title Holder

and

LITHIUM ROYALTY CORP.

as Royalty Holder

GROSS REVENUE ROYALTY AGREEMENT

Date: May 2, 2023

THIS ROYALTY AGREEMENT dated as of May 2, 2023, is made between:

ATLAS LITIO BRASIL LTDA,

(the “Title Holder”)

and:

LITHIUM ROYALTY CORP., a corporation duly organized and existing under the federal laws of Canada, with headquarters in the City of Toronto, Province of Ontario, Canada, 1133 Yonge Street, 5th floor, Toronto, Ontario, Canada M4T 2Y7,

(the “Royalty Holder”).

WHEREAS the Title Holder has agreed to grant to the Royalty Holder a gross overriding revenue royalty on all Product mined, produced or otherwise recovered from the Property (as defined below), on the terms and conditions set forth herein.

NOW THEREFORE the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Royalty Agreement, unless otherwise provided, the following terms have the following definitions:

(1)	“Abandonment Property” has the meaning provided in Section 8.2(1);

(2)	“Affiliate” means with respect to any Person, any other Person that, directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

(3)	“Applicable Law” or “Law” in respect of any Person, property, transaction or event, means all laws, statutes, treaties, regulations, and enforceable judgments, orders and decrees applicable to that Person, property, transaction or event, in each case having the force of law, all applicable official directives, rules, protocols, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Body having or purporting to have authority over that Person, property, transaction or event;

(4)	“Arm’s Length Party” means, with respect to any particular Person, another Person (i) that is not (A) an associate or an Affiliate of such Person, or (B) a related party, or (C) otherwise determined not to be dealing at arm’s length; and (ii) in respect of which the Title Holder has provided evidence, satisfactory to the Royalty Holder, acting reasonably, to support a conclusion that such other Person satisfies the requirement of clause (i) of this definition;

(5)	“Arm’s Length Terms” means, with respect to any particular transaction, price and terms thereof that are no less favourable to the Title Holder than those which would be agreed upon and paid in a similar transaction under similar circumstances with an Arm’s Length Party;

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(6)	“Average Spodumene Price” means, at any particular time of determination for any particular Quarter, the average daily price for Spodumene concentrate published by the average of the London Metal Exchange, Benchmark Minerals, and Fastmarkets during such Quarter;

(7)	“Books and Records” means all scientific and technical, financial, accounting, business, tax and employee information, records and files, in any form whatsoever (including written, printed or electronic form or stored on computer discs or other data and software storage devices) related to the Property, including regulatory filings and returns, books of account and related original source documentation, actuarial, tax and accounting information, geological and metallurgical data, drill hole logs, cross sections and assay results, reports, files, lists, drawings, plans, logs, briefs, employee data and records, deeds, certificates, contracts, surveys, title opinions, records of payment, asset documentation, in each case, that is relevant to the calculation or payment of Royalty;

(8)	“Business Day” means a day that is not a Saturday, Sunday or any other day which is a statutory holiday or a bank holiday in Toronto, Canada, New York City, USA or Belo Horizonte, Brazil;

(9)	“Commercial Production” means any form of mining, milling, processing, concentrating, recovery or refining activity conducted with the intention of creating economic value or economic gain from Products, including the taking of Products from the Property for the purpose of bulk sampling or determining the amenability of the Products to beneficiation processes or mining, if such taking results in Gross Revenue;

(10)	“Commercial Production Date” means the first date on which Commercial Production occurs;

(11)	“Confidential Information” has the meaning provided in Section 10.1(1);

(12)	“Control” is determined based on the following: a Person Controls such company if:

(a)	it has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the company;

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the company; or

(C)	give directions with respect to the operating and financial policies of the company with which the directors or other equivalent officers of the company are obliged to comply; or

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(b)	hold beneficially more than 50 per cent of the issued share capital of the company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(13)	“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) Business Days prior to (i) if such SOFR Rate Day is a Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a Business Day, the Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on its website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Royalty Holder.

(14)	“Disposal” means any disposal by any means including dumping, incineration, spraying, pumping, injecting, depositing or burying;

(15)	“Dispute” has the meaning provided in Section 12.2;

(16)	“Encumbrance” means any mortgage, pledge, lien, charge, hypothec or other security interest securing any obligation of any person or any other agreement or arrangement having similar effect;

(17)	“Environment” includes the air, surface water, groundwater, body of water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any Environmental Law and “Environmental” will have a similar extended meaning;

(18)	“Environmental Laws” means all Applicable Laws relating in whole or in part to the Environment including but not limited to those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance;

(19)	“Event of Default” means the occurrence of any of the following events:

(a)	in respect of two Quarters during any thirty-six (36) month period, the Title Holder fails to pay in full any Royalty payment when due and such default is not cured within twenty (20) days from the receipt by the Title Holder of a notice from the Royalty Holder to that effect;

(b)	other than as provided in Sections 1.1(19)(a), 1.1(19)(c), 1.1(19)(d), 1.1(19)(e), 1.1(19)(f), 1.1(19)(g), 1.1(19)(h), 1.1(19)(i) and 1.1(19)(j), the Title Holder is in breach or default of any of its representations, covenants or obligations set forth in this Royalty Agreement, which breach or default (X) is not remedied within a period of 45 (forty five) days after the earlier of (1) delivery by the Royalty Holder to the Title Holder of written notice of such breach or default and (2) the date the Title Holder became aware of such breach or default and (Y) materially adversely affects the Project or the Royalty;

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(c)	the performance by the Title Holder of its payment obligations under this Royalty Agreement becomes unlawful, invalid or unenforceable;

(d)	any Encumbrance purported to be created by the Security ceases to be a valid, perfected Encumbrance against the Property (except to the extent caused by the Royalty Holder), subject only to Permitted Encumbrances;

(e)	the Title Holder does not, is unable to, or admits its inability to, meet or pay its material obligations as they generally become due, is deemed to, or is declared by a Governmental Body of competent jurisdiction to, be unable to pay its debts under applicable law, ceases or threatens to cease to carry on its business (except as expressly permitted in this Royalty Agreement), declares any moratorium on its obligations, proposes a compromise or arrangement between it and any creditor, or otherwise becomes insolvent;

(f)	subject to Section 1.1(19)(i), any corporate action, legal proceedings or other similar procedure or step is taken by any Person, including any Governmental Body, in relation to an assignment in bankruptcy, or the Title Holder makes a proposal to its creditors or files notice of its intention to do so, to adjudicate the Title Holder as bankrupt or insolvent, or seek liquidation, dissolution, winding up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors, composition of the Title Holder or the Title Holder’s debts or any other similar relief;

(g)	subject to Section 1.1(19)(i), any corporate action, legal proceedings or other similar procedure or step is taken by any Person, including any Governmental Body, in relation to the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar officer for it or a material portion of the Property;

(h)	any expropriation, attachment, sequestration, distress or execution or any analogous process by a Governmental Body of competent jurisdiction gives rise to the loss of a material portion of the Property or materially adversely affects the Project;

(i)	any petition is filed, application made or other proceeding instituted against or in respect of the Title Holder to a Governmental Body of competent jurisdiction seeking any of the results described in Section 1.1(19)(f), Section 1.1(19)(g) or Section 1.1(19)(h) above, and the proceeding is not dismissed or stayed within forty-five (45) days of being instituted;

(j)	possession of a material portion of the Property is taken by a Governmental Body of competent jurisdiction by seizure, appointment of a receiver, receiver and manager or other similar position, and such possession is not terminated or stayed within forty-five (45) days after the commencement thereof;

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(20)	“Expert” means an Arm’s Length Party that is a duly qualified and accredited professional valuator and appraiser having sufficient relevant experience to determine the matter in dispute;

(21)	“Expert Dispute” has the meaning provided in Section 12.3(1);

(22)	“Governmental Body” means any national, state, regional, municipal or local government, governmental department, commission, board, bureau, agency, authority or instrumentality, or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all tribunals, commissions, boards, bureau, arbitrators and arbitration panels, and any authority or other Person controlled by any of the foregoing;

(23)	“Gross Revenue” means, subject to Section 3.8, in respect of any particular period without duplication, all proceeds received, directly or indirectly, by the Title Holder from the Sale of Products, whether processed on or off of the Property, determined as follows:

(a)	if Products are Sold by the Title Holder to an Arm’s Length Party, then the Gross Revenue in respect of such Products will be equal to the aggregate gross proceeds received by the Title Holder from such Sale;

(b)	if there is a Loss of Products, then the Gross Revenue will be equal to the aggregate of (i) the insurance proceeds paid to the Title Holder and any Non-Arm’s Length Party in respect of such Loss, plus (ii) all proceeds received by the Title Holder (or any Non-Arm’s Length Party) from such Sale;

(c)	if Products are Sold, Transferred or otherwise disposed of to a Non-Arm’s Length Party, then the Gross Revenue in respect of such Products will be the Market Value of Products; and

(d)	the Market Value of Products subject to Trading Activities;

and for greater certainty, in no event shall the calculation of Gross Revenue deduct any costs from the amount of such revenue, including the cost of mining, milling, leaching, smelting, refitting, concentrating or any other processing costs, or costs associated with transportation, insurance, storage selling, marketing, brokerage, taxes or royalties, paid or payable by the Title Holder, provided that the foregoing shall be without prejudice to the Title Holder’s right to withhold or deduct amounts from the Royalty payment in accordance with Section 3.2(4);

(24)	“Hazardous Substance” means any pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law;

(25)	“ICC” has the meaning provided in Section 12.2;

(26)	“ICC Rules” has the meaning provided in Section 12.2;

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(27)	“Indemnified Parties” has the meaning provided in Section 7.1;

(28)	“Liquidated Amount” means, at any particular date of determination, an amount equal to (X) the aggregate of (i) the Royalty Net Present Value, plus the aggregate amount of all Royalty payments due and unpaid as of such date of determination, [***] less (Y) any royalty payments received by the Royalty Holder after the applicable due date, if any;

(29)	“Loss” means any insured loss of or damage to Products, whether or not occurring on or off the Property and whether the Products are in the possession of the Title Holder or otherwise;

(30)	“Market Value” means, with respect to any particular Sale of Products on any particular date of determination, the amount that could reasonably be expected to be, or has been, realized from the Sale of such Products on such date in a transaction completed on Arm’s Length Terms taking into account terms available from other Refineries to which such Products would otherwise be shipped and processed, for Products of similar kind, quantity, quality and grade, which shall be determined by an Expert jointly appointed by the Royalty Holder and the Title Holder, each acting reasonably;

(31)	“Materials” has the meaning provided in Section 4.3;

(32)	“Mining Operations” means work and activities carried out on or in respect of the Property including but without limitation the following:

(a)	the acquisition and maintenance of the Property, including registration of any rights against all or any part thereof;

(b)	developing, designing, constructing and equipping all mining facilities;

(c)	extracting, mining, producing, treating, transporting and handling of Products and Materials and disposing of Materials and Sale of Products;

(d)	the construction and re-location of any roads, railway lines, telephone lines, waterways or other natural or man-made utilities required in order to facilitate any activity conducted in connection with the Property; and

(e)	the restoration of any area relating to the Property and all other work done after the completion of mining activities to comply with environmental and like requirements;

(33)	“NI 43-101” means National Instrument 43-101 — Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators as now in effect and as amended from time to time;

(34)	“Non-Arm’s Length Party” means any Person that is not an Arm’s Length Party to the Title Holder;

(35)	“Notice” has the meaning provided in Section 12.6;

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(36)	“Operations Report” has the meaning provided in Section 5.2;

(37)	“Option” has the meaning provided in Section 11.1(1);

(38)	“Option Exercise Notice” means a written notice from the Royalty Holder to the Title Holder confirming that the Royalty Holder is exercising the Option;

(39)	“Option Exercise Price” has the meaning specified in Section 11.1(1);

(40)	“Option Expiry Time” means 11:59 p.m. on the date that is the first anniversary of the date hereof;

(41)	“Option Property” means all mining and property rights (other than the Property) relating to the areas of land within the boundaries of the coordinates set out for each of the permits detailed in Schedule A2 attached hereto, including all surface, subsurface and mineral rights, mining claims, concessions, leases, permits and other rights and interests of similar nature relating to those specific areas of land, together with any present or future renewal, extension, modification, substitution, amalgamation, succession, conversion, demise to lease, relocation, renaming or variation up to the Option Expiry Time of any such mining and property rights. For the avoidance of doubt, the Option Property shall at all times exclude all rights and interests relating to any areas of land outside of the areas of land within the boundaries of the coordinates set out for each of the permits detailed in Schedule A2 attached hereto;

(42)	“Parties” means the parties to this Royalty Agreement and “Party” means any one of them;

(43)	“Permitted Encumbrances” means any

(a)	Encumbrance granted, or to be granted, in connection with [***];

(b)	Encumbrance granted in favour of the Royalty Holder or to a security agent nominated by the Royalty Holder in accordance with this Royalty Agreement;

(c)	Encumbrances for taxes not yet due and payable (or which are being diligently contested in good faith by the Title Holder);

(d)	Encumbrances imposed by Law, including liens or other rights granted by the Title Holder or its Affiliates to secure performance of statutory obligations or regulatory requirements (including reclamation obligations) in connection with the Property;

(e)	easements, rights of way and other Encumbrances on title to the Property that do not materially detract from the use of the Property for the purpose of conducting Mining Operations thereon; and

(f)	security deposits with any Governmental Body and utilities in the ordinary course of business of the Title Holder;

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(44)	“Person” means any individual, partnership, limited partnership, trust, corporation, Governmental Body, trustee, unincorporated organization or other similar entity and words importing “Person” have similar meanings;

(45)	“Products” means all unprocessed minerals, ore or Spodumene located on, or obtained or produced from, the Property, it being the intent that all Spodumene in any form or concentration that generates revenue to the Title Holder or any Non-Arm’s Length Party shall be included in the Gross Revenue used for the calculation of the Royalty;

(46)	“Project” means all lithium mining projects located within the area of the Property, including the project commonly referred to as the Neves Project;

(47)	“Property” means all mining and property rights relating to the areas of land within the boundaries of the coordinates set out for each of the permits detailed in Schedule A1 attached hereto, including all surface, subsurface and mineral rights, mining claims, concessions, leases, permits and other rights and interests of similar nature relating to those specific areas of land, together with any present or future renewal, extension, modification, substitution, amalgamation, succession, conversion, demise to lease, relocation, renaming or variation of any such mining and property rights. For the avoidance of doubt, the Property shall at all times exclude all rights and interests relating to any areas of land outside of the areas of land within the boundaries of the coordinates set out for each of the permits detailed in Schedule A1 attached hereto;

(48)	“Quarter” and “Quarterly” mean the period commencing on the date that the Title Holder first receives payment for the Sale of any Product or the out-turn of refined metals by any Refinery to the Title Holder’s pool account in respect of Products and expiring on the day preceding the next occurring 1st day of January, April, July or October and thereafter each successive period of three (3) calendar months;

(49)	“Refinery” means a smelter, refinery or other treatment facility, as applicable;

(50)	“Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing, spraying, burying, abandoning, incinerating, seeping or placing, or any similar action defined in any Environmental Law;

(51)	“Relevant Jurisdiction” means the Province of Ontario, Canada and the federal laws of Canada applicable therein;

(52)	“Representative” means, with respect to any particular Person, a shareholder, director, officer, employee, agent, financier or advisor, of such Person; and for greater certainty, any agent or representative of the Royalty Holder conducting any inspection on behalf of the Royalty Holder in accordance with Section 3.2(2) shall be deemed to be a Representative of the Royalty Holder;

(53)	“Royalty” has the meaning provided in Section 2.1;

(54)	“Royalty Holder” shall refer to the Royalty Holder and its successors and permitted assignees;

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(55)	“Royalty Net Present Value” means, as of any particular date of determination, the net present value of estimated future cash flows receivable by the Royalty Holder from the Royalty, [***];

(56)	“Sale” or “Sold” means, in respect of any particular Product, the earlier of:

(a)	the transfer of title to such Product from the Title Holder to a buyer (and includes a transfer of title to a Product transported off the Property if Title Holder elects to have such Product credited to, or held for, its account by a Refinery that is not owned by the Title Holder);

(b)	any Loss prior to any transfer or deemed transfer of title to such Product; and

(c)	receipt by the Title Holder of proceeds relating to such Product;

(57)	“Sanctioned Country” means any country or territory subject to Sanctions levied, instituted or enforced by a Sanctions Authority;

(58)	“Sanctioned Person” means:

(a)	any Person that is established, located or resident in or organised under the laws of a Sanctioned Country;

(b)	any national government or political sub-division of any Sanctioned Country or the Government of Venezuela (including any ministry, department, authority, or statutory corporation of, or any corporation or other entity (including a trust), owned or controlled directly or indirectly by the national government, or any political sub-division, of a Sanctioned Country or the Government of Venezuela);

(c)	any Person identified on any list maintained by a Sanctions Authority of parties with whom or with which transactions are prohibited or restricted;

(d)	any Person that has disclosed to the transferor, or the transferor is otherwise aware after having made due, diligent and careful enquiries, that such Person is the subject or target of any Sanctions Laws; or

(e)	any Person fifty percent or more owned or otherwise controlled (independently or in the aggregate) by any of the foregoing;

(59)	“Sanctions” means any national or international economic or trade sanctions, embargoes, or restrictive measures or practices adopted, administered, imposed or enforced from time to time by any Sanctions Authority;

(60)	“Sanctions Authority” means the United Nations Security Council, the European Union, the United Kingdom, and the United States of America;

(61)	[***];

(62)	[***];

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(63)	[***];

(64)	[***];

(65)	“SOFR” means with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on its website on the immediately succeeding Business Day;

(66)	“Spodumene” means concentrated lithium mineral product arising from ore located on or within the Property;

(67)	“Surrender Date” has the meaning provided in Section 8.2(1);

(68)	[***];

(69)	“Trading Activities” has the meaning provided in Section 3.8; and

(70)	“Transfer” means transfer, sell, assign or otherwise dispose of.

(71)	“US GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

1.2	Schedules

All Schedules attached to this Royalty Agreement, including Schedule A1, Schedule A2, Schedule B and Schedule C, are by reference incorporated into, and form part of, this Royalty Agreement.

1.3	Severability

If any one or more of the provisions contained in this Royalty Agreement is held to be invalid, illegal or unenforceable in any respect under any Law of any jurisdiction, the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby under the Law of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

1.4	Performance on Holidays

If any action is required to be taken pursuant to this Royalty Agreement on or by a specified date which is not a Business Day, then such action will be valid if taken on or by the next Business Day.

1.5	Calculation of Time

In this Royalty Agreement, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Eastern Standard time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period will terminate at 5:00 p.m. (Eastern Standard time) on the next Business Day.

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1.6	Currency

Unless otherwise indicated, all references to currency herein, including “$” are to lawful money of the United States.

1.7	Consent

Whenever a provision of this Royalty Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified or agreed, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

1.8	Headings

The headings to the article and sections of this Royalty Agreement are inserted for convenience only and will not affect the construction hereof.

1.9	Other Matters of Interpretation

In this Royalty Agreement:

(1)	references to “Article”, “Section”, “Subsection” and “Schedule” are to articles, sections, subsections and schedules of this Royalty Agreement, respectively;

(2)	all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words “covenants” or “agrees” or “promises”;

(3)	all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its control or otherwise;

(4)	the words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions when used in this Royalty Agreement refer to the whole of this Royalty Agreement and not to any particular Article, Section, Subsection, Schedule or portion thereof;

(5)	In this Royalty Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”.

1.10	References to Persons and Agreements

Any reference in this Royalty Agreement to a Person includes its heirs, administrators, executors, legal representatives, successors and permitted assigns. The term “Royalty Agreement” is a reference to this Royalty Agreement as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated and includes all schedules to it.

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1.11	Accounting Term

All accounting terms not specifically defined in this Royalty Agreement are to be interpreted in accordance with US GAAP.

1.12	Statutes

Except as otherwise provided in this Royalty Agreement, any reference in this Royalty Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended, re-enacted or replaced.

1.13	Gender and Number

Any reference in this Royalty Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

Article 2
GROSS REVENUE ROYALTY

2.1	Gross Revenue Royalty

For good and valuable consideration, the receipt of which is hereby acknowledged, the Title Holder hereby grants and reserves for the benefit of the Royalty Holder, in perpetuity, and covenants to pay to the Royalty Holder, a gross overriding royalty on all Products that are Sold, on and subject to the terms of this Royalty Agreement (the “Royalty”). The Royalty payable by the Title Holder to the Royalty Holder pursuant to this Royalty Agreement will equal three percent (3%) of Gross Revenue.

2.2	Binding Effect

The Royalty shall bind the Title Holder and its successors and assigns, and the Title Holder shall procure that all such successors and assigns shall execute such documents as may be reasonably required by the Royalty Holder to this effect. The Title Holder shall, upon reasonable requests by the Royalty Holder and subject to Applicable Law, sign and deliver to the Royalty Holder, and the Royalty Holder may register or otherwise record against the Property, this Royalty Agreement, or a notice hereof, and, if applicable, the Security, in all relevant registries in any jurisdiction where the Property is located, and protecting the Royalty Holder’s security interest in any amount owing pursuant to the Royalty Agreement, to ensure that the Royalty shall so bind all such successors and assigns.

Without derogating from its entitlement to the Royalty under this Royalty Agreement, the Royalty Holder has no legal or equitable interest in the Property.

2.3	Security

Subject to Applicable Laws, as security for the payment of the Royalty and compliance by the Title Holder with all other obligations hereunder, the Title Holder agrees, from time to time hereafter, to grant to the Royalty Holder security [***].

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2.4	Royalty Term

The Royalty shall exist in perpetuity. If any right, power or interest of either Party under this Royalty Agreement would violate the rule against perpetuities or equivalent rule under Applicable Law, then the term or other provision of such right, power or interest shall automatically be revised and reformed as necessary with the rule under Applicable Law, and this Royalty Agreement shall not be terminated solely as a result of a violation of the rule against perpetuities or equivalent rule under Applicable Law.

Article 3
PAYMENTS

3.1	Commencement of Mining and Accrual of Payment Obligation

(1)	The Title Holder must give 15 Business Days’ written Notice to the Royalty Holder prior to the commencement of mining on the Property.

(2)	Following the Title Holder’s first receipt of payment for the Sale of Products from the Property, the Title Holder must calculate and pay the Royalty for each Quarter ending thereafter, in accordance with the provisions of this Article 3.

3.2	Payments

(1)	Royalty payments will be calculated and payable in respect of each Quarter ending hereafter, and shall be paid on the last Business Day of the subsequent month immediately following the end of the applicable Quarter in respect of which any such Royalty payment is owing, without demand or set-off, provided that, if by such date the proceeds from the Sale of Products for the applicable Quarter have not been received by the Title Holder, the date for making Royalty payments shall be extended to the fifth Business Day following the actual receipt of the Sale proceeds by the Title Holder. The Royalty payments will be accompanied by an Operations Report.

(2)	Upon not less than five (5) Business Days’ prior notice to the Title Holder, the Royalty Holder, or its authorized agents or representatives, may, no more than once per financial year, under the direction and control of the Title Holder, enter upon all surface and sub-surface portions of the Property for the purpose of inspecting the Property, all improvements thereto and operations thereon, and all production records and data pertaining to all production activities and operations on or with respect to the Property, including records and data that are electronically maintained. The Royalty Holder shall also have the right to be represented at all weighing, sampling, moisture determination and assaying. Access to the Property and associated facilities pursuant to this Section 3.2(2) shall be subject to the following conditions: (i) any such access shall be at the sole risk and expense of the Royalty Holder, its authorized agents or representatives; (ii) any such access shall not unreasonably interfere with the Title Holder’s activities and operations; (iii) the Royalty Holder shall comply, and procure its authorized agents and representatives to comply, with the policies and procedures that the Title Holder applies to its own invitees; and (iv) appropriate and customary indemnities have been provided in writing by the Royalty Holder for any death, injury or property damage caused to the Property or the representatives of the Royalty Holder, Title Holder or any third party arising from the negligence or wilful misconduct of the Royalty Holder or such authorized agent or representatives.

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(3)	Without limiting the rights of the Royalty Holder with respect to any breach of this Royalty Agreement by the Title Holder (including in respect of the Liquidated Amount in the circumstances set forth in Section 3.3) if the Title Holder fails to pay any Royalty payment when due pursuant hereto, the Title Holder shall pay to the Royalty Holder, forthwith upon demand: (i) interest on the outstanding amount of such unpaid Royalty payment, calculated [***], from and after the date on which such Royalty payment was due to and including the date on which such Royalty payment is paid in full; and (ii) all costs and expenses (including all legal fees and disbursements on a full indemnity basis and all costs of enforcement) incurred by the Royalty Holder in connection with the Title Holder’s failure to pay such Royalty when due. Any overpayments or underpayments in connection with the payments owing hereunder shall be paid in the next Quarter following determination of such adjustment in accordance with the terms hereof.

(4)	The Title Holder shall withhold and remit any applicable withholding of, or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature required to be withheld and remitted pursuant to Applicable Law in respect of any amounts paid or credited to the Royalty Holder pursuant to this Royalty Agreement, including in respect of payments of any Royalty and the payment of the Liquidated Amount (if applicable).

3.3	Consequences of Events of Default

(1)	If there occurs an Event of Default, the Royalty Holder shall be entitled, but not obligated, to deliver a notice to the Title Holder to terminate this Royalty Agreement and claim damages as the Liquidated Amount. The exercise of this right shall be without presentment, protest or further notice of any kind, all of which are expressly waived by the Title Holder.

(2)	The parties agree that the Liquidated Amount represents a genuine pre-estimate of the damages that would be suffered by the Royalty Holder upon the occurrence of an Event of Default and such Liquidated Amount shall not constitute a penalty.

(3)	The Parties agree that the Liquidated Amount will be the sole remedy of the Royalty Holder if the right in Section 3.3(1) is exercised.

3.4	Objections and Audits

(1)	All Royalty payments shall be considered final and in full satisfaction of all obligations of the Title Holder with respect thereto, unless the Royalty Holder gives the Title Holder written notice describing and setting forth a specific objection to the calculation thereof within six (6) months after receipt by the Royalty Holder of the audited annual financial statements of the Royalty Holder for the financial year in which such Royalty payment was calculated.

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(2)	If the Royalty Holder objects to a particular Royalty payment as herein provided, the Royalty Holder shall, for a period of ninety (90) days after the Title Holder’s receipt of notice of such objection (or such longer period as is reasonably required), have the right, upon reasonable notice and at reasonable times, to have the Title Holder’s accounts and records relating to the calculation of the Royalty in question audited by a chartered accountant mutually acceptable to the Royalty Holder and to the Title Holder, acting reasonably. If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder, such deficiency or excess, as applicable, shall be paid with the Royalty payment due in the next Quarter and if no Royalty payment is owing in respect of such Quarter, then payment of any deficiency or excess shall be paid on the date on which any Royalty payment in respect of such Quarter would have been due, with interest accruing as provided in Section 3.2(3) hereof for any deficiency, as applicable.

(3)	The Royalty Holder shall pay all costs of any audit pursuant to Section 3.4(2) unless it is determined that there is a deficiency owing to the Royalty Holder by more than two percent (2%), in which event all costs of such audit shall be paid by the Title Holder.

(4)	All Books and Records used by the Title Holder to calculate the Royalty shall be kept at all times in accordance with US GAAP and Applicable Law.

(5)	Failure on the part of the Royalty Holder to object to any Royalty calculation or Royalty payment prior to the expiry of the Royalty Holder’s right to object to such calculation shall establish the correctness and preclude the filing of exceptions thereto or making of claims for adjustment thereon, except in the event that any subsequent adjustment is made to any financial statements of the Title Holder or to any statement delivered by the Title Holder pursuant to Section 3.4(1), in which event the Royalty Holder shall be entitled to deliver a notice of objection in respect of such adjusted information and any related calculations of the Royalty for a period of six (6) months after all information pertaining to such adjustment has been delivered to the Royalty Holder in accordance with Section 3.4(1).

3.5	Annual Report; Life of Mine Plan.

Not more than ninety (90) days following the end of each financial year ending after the Commercial Production Date, the Title Holder will provide the Royalty Holder with an annual report of Products mined, Products milled or processed, recoveries, and grades during such financial year. Such annual report shall include estimates of proposed expenditures upon, anticipated production from, and estimated remaining Products reserves on, the Property for the succeeding financial year and any changes to, or replacements of, the mine plan or any “life of mine plan” with respect to the Property. The Title Holder will provide the Royalty Holder with a copy of any “life of mine plan”, if produced, within thirty (30) days of its approval by the Title Holder and any changes to, or replacements of, any such “life of mine plan” or any mine plan within thirty (30) days after such change or replacement thereof.

3.6	Currency and Wire Transfer

All Royalty payments must be made in United States dollars without demand, notice, set-off, or reduction, via the transfer of immediately available funds. The Royalty payments will be made through a bank deposit in the account advised by the Royalty Holder.

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3.7	Sales to or Affiliates

The Title Holder will be permitted to sell Products to an Affiliate of the Title Holder, provided that such Sales will be deemed, for the purposes of this Royalty Agreement, to have been Sold at Market Value on Arm’s Length Terms.

3.8	Trading Activities of the Title Holder

The Title Holder will have the right to market and sell Products in any manner it may elect, and will have the right to engage in forward sales, futures trading or commodity options trading and other price hedging, price protection, and speculative arrangements (“Trading Activities”) which may involve the possible physical delivery of Products. [***]

Article 4
OPERATION OF THE PROPERTY

4.1	Title Holder to Determine Operations

(1)	The Royalty Holder acknowledges and agrees that any decision to commence, pursue, suspend or cease Mining Operations is solely a matter for the Title Holder, to be determined in the Title Holder’s sole and unfettered discretion.

(2)	Without limiting the foregoing, the Royalty Holder acknowledges and agrees that the Title Holder:

(a)	may, but is not obliged to, treat, mill, sort, concentrate, refine, or otherwise process, beneficiate or upgrade ores, concentrates and Products; and

(b)	is not liable for any mineral or commercial value lost in processing ores, concentrates and Products in accordance with good industry practice, and no Royalty is due on any such lost value; and

(c)	may enter into marketing and sales arrangements with respect to the Products with any Arm’s Length Party on terms it deems fit, acting reasonably.

4.2	Commingling

Commingling of Products from the Property with other substances, including ores, concentrates, precipitates, metals, brines, commodities, minerals or mineral by-products produced elsewhere is permitted, provided that:

(1)	reasonable and customary procedures are established for the weighing, sampling, assaying and other measuring or testing necessary to fairly allocate value between the Products from the Property and those other substances, including ores, concentrates, precipitates, metals, brines, commodities, minerals and mineral by-products produced elsewhere;

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(2)	representative samples of the Products must be retained by the Title Holder and assays (including moisture and penalty substances) and other appropriate analyses of these samples must be made before commingling to determine gross content of the Products and that the Title Holder must retain such analyses, results and records for a reasonable amount of time, but in any event not prior to the expiry of the Royalty Holder’s audit rights with respect to the applicable Royalty payment pursuant to Section 3.4(1). after receipt by the Royalty Holder of the Royalty paid with respect to such commingled Products from the Property; and

(3)	the amount of valuable substances contained in such Products and in the other substances, including ores, concentrates, precipitates, metals, brines, commodities, minerals and mineral by-products produced elsewhere are capable of being accurately verified by audit under Section 3.4.

4.3	Materials

All tailings, precipitates, concentrates, residues, and other materials (collectively “Materials”) resulting from the Mining Operations shall be subject to the Royalty if the Materials are processed or reprocessed, as the case may be, in the future and result in the Sale of Products.

4.4	Activities to Be Conducted in a Proper Manner

The Title Holder must conduct its activities in relation to the Property, in all material respects, in compliance with all Applicable Law, currently accepted standards and practices in the mining industry in the jurisdiction where the Property is located and good industry practice.

Article 5
RECORDS, ACCESS, AND REPORTING

5.1	Records and Access

(1)	The Title Holder must keep true, accurate and complete accounts and records to enable the Royalty to be calculated in accordance with this Royalty Agreement.

(2)	The Title Holder shall ensure that Representatives of the Royalty Holder are given access to the Books and Records, Property and the offices of the Title Holder or any other location where relevant Books and Records are located in relation to the Property or the Products, provided that (i) the right of access under this Section 5.1(2) may not be exercised more than once in a calendar year, unless an Event of Default has occurred and is continuing and (ii) the Royalty Holder and its Representatives shall comply with the conditions set forth under Section 3.2(2) with respect to the inspections by the Royalty Holder and its Representatives.

5.2	Operations Reports

At the same time as paying each Royalty payment under Section 3.2, the Title Holder must provide to the Royalty Holder a report, certified by a senior officer of the Title Holder, setting out in reasonable detail the following information (“Operations Report”) in respect of the Quarter which such Royalty payment is calculated, together with sufficient supporting information to permit the Royalty Holder to verify the accuracy thereof:

(1)	the quantity, type and grade of Products extracted during such Quarter;

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(2)	the quantity, type and grade of Products that have been processed during such Quarter and the name and location of each relevant Refinery;

(3)	the quantity, type and grade of all Products that have been Sold during such Quarter;

(4)	the quantity and type of Product held at the end of such Quarter;

(5)	the Royalty payment due and details of the Gross Revenue underlying the calculation of such payment, including all proceeds received during such Quarter, including a breakdown for each Product; and details regarding any applicable exchange rate used to determine Proceeds;

(6)	the cumulative total of Royalty payments paid to the Royalty Holder under this Royalty Agreement (including the current Royalty payment under Section 5.2(5)); and

(7)	other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

5.3	Annual Reports

(1)	Not more than ninety (90) days after the end of each financial year of the Title Holder prior to the commencement of mining on the Property, the Title Holder must provide to the Royalty Holder an annual report for such financial year outlining the following:

(a)	the work carried out by or on behalf of the Title Holder within the Property during that year;

(b)	an outline of the Title Holder’s proposed activities on the Property during the next year;

(c)	current annual mineral resources and mineral reserves; and

(d)	operating and exploration expenditure and forecasts.

(2)	From the commencement of the payment of the Royalty (pursuant to Section 3.1(2)), the Title Holder must provide the Royalty Holder an annual report setting out the following:

(a)	annual mineral resources and mineral reserves;

(b)	operating and exploration expenditure and forecast; and

(c)	annual production forecast, budget and life of mine plan.

5.4	New Product Resources or Reserves

If the Title Holder establishes a mineral resource or mineral reserve on any of the Property, the Title Holder must provide to the Royalty Holder the reports pertaining to such resource or reserve as soon as practicable.

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Article 6
REpresentations and undertakings

6.1	Representations and Warranties of the Title Holder

As of the date of this Royalty Agreement, the Title Holder represents and warrants to the Royalty Holder that:

(1)	it is validly incorporated, organised and subsisting in accordance with the Applicable Laws of its place of incorporation;

(2)	it has full power and capacity to enter into and perform its obligations under this Royalty Agreement;

(3)	all necessary and material consents and authorisations for the execution, delivery and performance by it of this Royalty Agreement in accordance with its terms have been obtained;

(4)	its execution, delivery and performance of this Royalty Agreement complies with its constitution and does not constitute in any material respects a breach by it of any Applicable Law or obligation, or cause a default under any agreement by which it is bound; and

(5)	no meeting has been convened, resolution proposed or order made for the winding up, or the appointment of an administrator, of it.

6.2	Representations and Warranties of the Royalty Holder

As of the date of this Royalty Agreement, the Royalty Holder represents and warrants to the Title Holder that:

(1)	it is validly incorporated, organised and subsisting in accordance with the Applicable Laws of its place of incorporation;

(2)	it has full power and capacity to enter into and perform its obligations under this Royalty Agreement;

(3)	all necessary and material consents and authorisations for the execution, delivery and performance by it of this Royalty Agreement in accordance with its terms have been obtained;

(4)	its execution, delivery and performance of this Royalty Agreement complies with its constitution and does not constitute in any material respects a breach by it of any Applicable Law or obligation, or cause a default under any agreement by which it is bound; and

(5)	no meeting has been convened, resolution proposed or order made for the winding up, or the appointment of an administrator, of it.

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Article 7
INDEMNITY

7.1	Indemnity

The Title Holder agrees that it will defend, indemnify, reimburse and hold harmless the Royalty Holder, its Affiliates, and their respective directors, officers, shareholders, agents and employees and their successors and assigns (collectively the “Indemnified Parties”), and each of them, for, from and against any and all claims, demands, liabilities, actions and proceedings, that may be made or brought against any Indemnified Party or which any Indemnified Party may sustain, pay or incur that result from or relate to Mining Operations (excluding any such claims, demands, liabilities, actions and proceedings that are caused by or attributed to the gross negligence, wilful misconduct, breach of Applicable Law or breach of this Royalty Agreement by the Indemnified Parties), which may include claims, demands, liabilities, actions and proceedings, in any way arising from or connected with any non-compliance with Environmental Law or any contaminants or Hazardous Substances on, in or under the Property or the soil, sediment, water or groundwater forming part thereof, whether in the past, present or future, or any contaminants or Hazardous Substances on any other lands or areas having originated or migrated from the Property or the soil, sediment, water or groundwater forming part of the Property.

7.2	Limitation

The indemnity provided in Section 7.1 is limited to claims, demands, liabilities, actions and proceedings that may be made or taken against an Indemnified Party in its capacity as or related to the Royalty Holder as holders of the Royalty and will not include any indemnity in respect of any claims, demands, liabilities, actions and proceedings against an Indemnified Party in any other capacity.

7.3	Enforcement of Indemnity

It is not necessary for an Indemnified Party to incur any expense or make payment before enforcing a right of indemnity conferred by this Royalty Agreement.

7.4	Survival of Indemnity

The indemnity in Section 7.1 is a continuing obligation, separate and independent from other obligations and will not be discharged by any payment or act and will survive termination of this Royalty Agreement.

Article 8
TITLE MAINTENANCE

8.1	Title Maintenance and Taxes

Subject to Section 8.2, the Title Holder must:

(1)	maintain all of its right, title and interest in and to the Property, including paying when due all taxes, duties or other payments on or with respect to the Property and doing all things and making any investments required by Applicable Law or appropriate to maintain the right, title and interest of the Title Holder and the Royalty Holder, respectively, in the Property and under this Royalty Agreement, except to the extent that any failure to do so would not reasonably be expected to have a material adverse impact on the conducting by the Title Holder of the Mining Operations on the Property; and

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(2)	perform all required assessment work (whether statutory or contractual), pay all maintenance fees and make such filings and recordings on the Property as are necessary to maintain title to the Property in accordance with Applicable Law and regulations, except to the extent that any failure to do so would not reasonably be expected to have a material adverse impact on the conducting by the Title Holder of the Mining Operations on the Property.

8.2	Abandonment

(1)	If the Title Holder intends to abandon or surrender the Property or any portion thereof (the “Abandonment Property”), the Title Holder must give Notice of such intention to the Royalty Holder at least 90 days in advance of the proposed date of abandonment or surrender (the “Surrender Date”) along with details of any Encumbrances on the Property created by, through or under the Title Holder. Within thirty (30) days of receipt of such Notice, the Royalty Holder may deliver Notice to the Title Holder that the Royalty Holder desires the Title Holder to convey the Abandonment Property to the Royalty Holder on or before the Surrender Date and the Title Holder must convey the Abandonment Property to the Royalty Holder, on an “as is” basis, in consideration for the sum of one dollar ($1.00) and shall thereafter have no further obligation under this Royalty Agreement with respect to the Abandonment Property. The Royalty Holder must obtain all approvals and consents required by any Person or Governmental Body to effect this transfer.

(2)	If the Royalty Holder does not request conveyance of the Abandonment Property before the expiry of the thirty (30) day period pursuant to Section 8.2(1), the Royalty Holder’s right to have such property re-conveyed under Section 8.2(1) will terminate and the Title Holder may abandon the Abandonment Property and shall thereafter have no further obligation under this Royalty Agreement with respect to the Abandonment Property.

(3)	For greater certainty, if, for any reason, the Abandonment Property is not abandoned or surrendered, or transferred to the Royalty Holder in accordance with this Section 8.1, then the Royalty shall continue to be payable on such Property and the Title Holder will not proceed with any subsequent abandonment or surrender of all or any portion of the Property without again complying with the provisions of this Section 8.1 and so on from time to time.

8.3	Amendment

If the Title Holder amends or relocates any mining claims or other mineral interests forming part of the Property, all such mining claims and other interests shall form part of the Property and shall automatically be brought within the terms and provisions of the Royalty Agreement to the extent permitted by Applicable Law, and the Title Holder shall execute and deliver any instrument which the Royalty Holder reasonably requires to evidence the inclusion of such mineral claims and other interests within the coverage of this Royalty Agreement, provided that, for the avoidance of doubt, despite the inclusion of any such mining claims or mineral interests, the obligation to calculate and pay the Royalty shall only apply to the Products that originate within the Property.

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8.4	Encumbrances

(1)	The Title Holder shall not create, incur, assume or suffer to exist any Encumbrance upon all or any of the Property, whether now owned or hereafter acquired, other than Permitted Encumbrances.

(2)	[***].

Article 9
ASSIGNMENT

9.1	Assignment by the Royalty Holder

The Royalty Holder may sell, transfer, grant, assign or otherwise dispose of all or part of its rights and interests under this Royalty Agreement (an “Assignment”), provided that no Assignment shall be to a Sanctioned Person or to [***]. [***].

9.2	Assignment by Title Holder

The Title Holder shall not Transfer all or any interest in this Royalty Agreement or in the Property unless(a) the assignee agrees to be bound by the terms of this Royalty Agreement (to the extent of the interest assigned) and assumes the Title Holder’s obligations pursuant to the Security (or replacement Security, as required by the Royalty Holder), substantially in a form set out in Schedule B, and (b) the assignee is not a Sanctioned Person.

Article 10
CONFIDENTIALITY

10.1	Confidentiality

(1)	Subject to Section 10.1(2), each Party covenants with the other that it will keep confidential all information flowing to such Party by reason of the operation of this Royalty Agreement, including any information regarding the other Party’s Affiliates (“Confidential Information”).

(2)	Each Party undertakes that neither it nor its Representatives will, without the prior written consent of the other Party, disclose any Confidential Information to any third Person unless:

(a)	the disclosure is expressly permitted by this Royalty Agreement;

(b)	the information is already in the public domain (unless it entered the public domain because of a breach of this Section 10.1 by the Party);

(c)	the disclosure is made on a confidential basis to the Party’s Representatives, its Affiliates or any such Affiliate’s Representatives, and is necessary for such Party’s business;

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(d)	the disclosure is necessary or appropriate (in the reasonable opinion of the disclosing Party) (i) to comply with any Applicable Law or any continuous disclosure obligations, or (ii) to obtain an authorization from any Governmental Body, securities regulator or stock exchange, or (iii) in relation to any discovery of documents, or any proceedings before a court, tribunal, other Governmental Body, securities regulator or stock exchange, or (iv) to comply with an order of a court or tribunal; and in each of the foregoing circumstances, the disclosing Party shall use reasonable commercial efforts to ensure that, to the extent reasonably possible, such disclosure is made on a confidential basis to, and by, as applicable the applicable recipient or

(e)	the disclosure is made on a confidential basis to a prospective assignee or financier of the Party, or to any other person who proposes to enter into contractual relations with the Party and agrees to keep the disclosure confidential in accordance with this Section 10.1.

(3)	Before disclosing any Confidential Information to a Governmental Body, securities regulator or stock exchange in accordance with Sections 10.1(2), the disclosing Party must, to the extent allowed by Applicable Law and any existing confidentiality obligations, provide the other Party with a draft of the proposed disclosure for its consideration and comment.

(4)	Notwithstanding the above, the Royalty Holder may not, and shall procure its Representatives will not, disclose Confidential Information to [***].

Article 11
OPTION

11.1	Option to Acquire Additional Royalty

(1)	The Title Holder hereby grants to the Royalty Holder an option to acquire a royalty on the Option Property, on the same terms and conditions as the Royalty granted pursuant hereto (the “Option”), for aggregate consideration equal to Five Million United States dollars (USD5,000,000) (the “Option Exercise Price”).

(2)	The Option may be exercised by the Royalty Holder, by delivery to the Title Holder of the Option Exercise Notice, together with payment in full of the Option Exercise Price, at any time prior to the Option Expiry Time.

Article 12
MISCELLANEOUS

12.1	Governing Law

This Royalty Agreement is governed by the laws of the Relevant Jurisdiction.

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12.2	Dispute Resolution

Except in respect of an Expert Dispute (in which case Section 12.3 shall apply), any dispute arising out of or in connection with this Royalty Agreement (including a dispute relating to the existence, validity or termination of this Royalty Agreement or the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Royalty Agreement) (a “Dispute”) shall be finally settled by arbitration in Toronto, Ontario, by three arbitrators appointed and proceeding in accordance with the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) as the exclusive means of resolving such Dispute. For purposes of appointing such arbitrators, each party shall appoint one arbitrator. The third arbitrator shall be selected by the two party-appointed arbitrators or, failing agreement within five (5) days after the party-appointed arbitrators have been confirmed, by the ICC in accordance with the ICC Rules.

12.3	Expert Determination

(1)	If the Parties are unable to achieve an agreement in relation to any of the matters listed in this Section, or to any other matter which is otherwise expressly stated in this Royalty Agreement to be referable to an Expert, one Party may give the other Party a written notice of referral to Expert determination:

(a)	whether certain Materials qualify as Products for the purposes of calculating the Royalty; or

(b)	to determine the Liquidated Amount; or

(c)	to determine the Royalty Net Present Value; or

(d)	to determine the Market Value;

(each referred to as an “Expert Dispute”), and for the avoidance of doubt, a Dispute relating to rights and obligations regarding the Royalty, other than as described in this Section 12.3(1), shall not be an Expert Dispute.

(2)	The Expert shall be appointed by agreement between the Parties within ten (10) days after either Party receives a notice of referral of Expert Dispute pursuant to Section 12.3(1) from the other Party of the Dispute, failing such agreement, by the International Centre for Expertise of ICC.

(3)	The Expert shall have the power to determine an Expert Dispute. The Expert shall be entitled to determine the procedure to be followed in arriving at his or her determination (in the absence of agreement between the Parties). The Expert shall be entitled to retain legal, technical or other advisers as needed to reach his or her determination.

(4)	The Expert shall use reasonable efforts to deliver a determination within twenty (20) Business Days of his or her appointment and shall give written reasons for such determination, transmitted to the Parties by email on the date of his or her determination. Any sum awarded shall be paid by the applicable Party within fourteen (14) days after the date of the determination and the Parties must do all things necessary to give effect to and comply with the determination of the Expert (including, if applicable, instructing the auditor to make an Adjustment).

(5)	The Expert’s determination shall be final and binding, save in the case of fraud or manifest error.

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(6)	The Expert shall act in the capacity of an expert, not an arbitrator.

(7)	The Expert shall have the power to award costs as well as interest on any sums awarded as he or she shall think appropriate. The fees of the Expert shall be shared equally unless he or she determines otherwise.

12.4	Other Activities and Interests

This Royalty Agreement and the rights and obligations of the Parties hereunder are strictly limited to the Property and, if applicable, the Option Property. Each Party will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other to participate therein, including activities involving any property or mining rights adjoining the Property and, if applicable, the Option Property, if any.

12.5	No Partnership

This Royalty Agreement is not intended to, and will not be deemed to, create any partnership or joint venture between the Title Holder and the Royalty Holder, including any mining partnership or commercial partnership. The obligations and liabilities of the Title Holder and the Royalty Holder will be several and not joint and no Party will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of the other Party. Nothing herein contained will be deemed to constitute a Party on the one hand the partner, agent or legal representative of the other Party or to create any fiduciary relationship between the Parties.

12.6	Notice

Any notice, demand, consent or other communication (“Notice”) given or made under this Royalty Agreement:

(1)	must be in writing and signed by a person duly authorized by the sender;

(2)	must be delivered to the intended recipient by hand, courier, facsimile or email to the addresses below or the addresses last notified by the intended recipient to the sender:

(a)	to the Royalty Holder:

Lithium Royalty Corp.
1133 Yonge Street, 5th Floor
Toronto, Ontario M4T 2Y7

Attention:	[***]; [***]
Email:	[***] and
[***]

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(b)	to the Title Holder:

Atlas Lithium Corporation
Rua Bahia, 2463 - Suite 205
Belo Horizonte, Minas Gerais, Brazil

Attention:	[***]
Email:	[***]

(3)	Any Notice will be deemed to have been given and received:

(a)	if personally delivered, then on the day of personal service to the recipient Party, provided that if such date is a day other than a Business Day such Notice will be deemed to have been given and received on the first Business Day following the date of personal service;

(b)	if by pre-paid registered mail, then the first Business Day, after the expiration of five (5) days following the date of mailing; or

(c)	if sent by e-mail and successfully transmitted prior to 4:00 pm on a Business Day where the recipient is located, then on that Business Day, and if transmitted after 4:00 pm on a Business Day where the recipient is located or on the day that is not a Business Day where the recipient is located, then on the second Business Day following the date of transmission.

A party may at any time change its address for future Notices hereunder by Notice in accordance with this Section.

12.7	Compliance with National Instrument 43-101

The Parties acknowledge that the Royalty Holder and its Affiliates are subject to NI 43-101 (and may be subject to equivalent rules of another jurisdiction). The Title Holder hereby covenants that upon reasonable prior notice by the Royalty Holder or an Affiliate thereof, it shall, at the cost of the Royalty Holder:

(1)	provide technical data relating to the Property that is reasonably necessary for the Royalty Holder or its Affiliates to fulfil the NI 43 -101 reporting obligations, and the Royalty Holder shall reimburse the Title Holder for all reasonable and documented out-of-pocket costs relating thereto;

(2)	grant access to the Property to the Royalty Holder, its Affiliates or any Representative thereof for personal inspection of the Property on the conditions set forth under Section 3.2(2) with respect to the inspections by the Royalty Holder, its authorized agents and representatives; and

(3)	use reasonable efforts to facilitate any technical report prepared for the Title Holder in accordance with Applicable Law (including Regulation S-K 1300) to be used by the Royalty Holder or its Affiliates for their own reporting obligation, subject to the consent of the author of such technical report and provided that the Title Holder shall have no liability to the Royalty Holder or its Affiliate in connection therewith;

provided further that, for the avoidance of doubt, the Title Holder shall have no obligation to take extra steps to comply with any rules and regulations other than those required under the Applicable Law in the conduct of the Mining Operations, including with respect to the commissioning and preparation of any technical report.

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12.8	Further Assurances

Each Party will, at the request of another Party and at the requesting Party’s expense, execute all such documents and take all such actions as may be reasonably required to effectuate the purposes and intent of this Royalty Agreement.

12.9	Entire Agreement

This Royalty Agreement together with the Security, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings and agreements between or among the Parties with respect thereto.

12.10	Amendments and Waiver

No modification of or amendment to this Royalty Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties and no waiver of any breach of any term or provision of this Royalty Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

12.11	Time of the Essence

Time is of the essence in the performance of any and all of the obligations of the Parties including the payment of monies.

12.12	Enurement

This Royalty Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

12.13	Counterparts

This Royalty Agreement may be executed in any number of counterparts and all such counterparts, taken together, will be deemed to constitute one and the same instrument. This Royalty Agreement may be delivered by facsimile.

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IN WITNESS THEREOF, the Parties have caused this Royalty Agreement to be signed, sealed and delivered, as of the date first set forth above.

ATLAS LITIO BRASIL LTDAB		LITHIUM ROYALTY CORP.

By:	/s/ Marc Fogassa	By:	/s/ Blair Levinsky
Marc Fogassa		Blair Levinsky
President		Executive Chair
Lithium Royalty Corp.

		By:	/s/ Mark Wellings
Mark Wellings
Vice Chair
Lithium Royalty Corp.

Schedule A1
PROPERTY

[***]

Schedule A2
OPTION PROPERTY

[***]

Schedule B

ASSUMPTION AGREEMENT

TO:	LITHIUM ROYALTY CORP. as ROYALTY HOLDER

AND TO:	ATLAS LITIO BRASIL LTDA as TITLE HOLDER

WHEREAS the Royalty Holder and the Title Holder have entered into a royalty agreement dated May 2, 2023 (the “Royalty Agreement”);

AND WHEREAS all capitalized terms used in this Assumption Agreement which are not otherwise defined herein, shall have the meanings ascribed thereto in the Royalty Agreement.

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the undersigned hereby agrees that:

1.	The terms and conditions of the Royalty Agreement shall be binding upon the undersigned and such terms and conditions shall enure to the benefit of and be binding upon the undersigned’s heirs, executors, administrators, legal and personal representatives, successors and permitted assigns. This Assumption Agreement forms part of the Royalty Agreement in the same manner as if the undersigned was an original signatory of the Royalty Agreement.

2.	For the purpose of giving notice pursuant to the Royalty Agreement, the address of the undersigned is:

[TO FILL IN]

3.	The undersigned agrees to sign such further and other documents, and do and perform and cause to be done and performed such further and other acts and things may be necessary or desirable in order to give full effect to this Assumption Agreement and the Royalty Agreement.

4.	This Assumption Agreement and all non-contractual or other obligations arising out of or in connection with it, shall be governed by and construed in accordance with laws of the Relevant Jurisdiction.

5.	The terms of Sections 9.1 and 9.2 of the Royalty Agreement shall apply to this Assumption Agreement as if incorporated in full herein, mutatis mutandis.

THIS ASSUMPTION AGREEMENT has been entered into on [DAY] [MONTH] [YEAR] and executed as a deed and is intended to be and is delivered as a deed on the date specified herein.

EXECUTED as a deed by [●] acting by ________________ being a person who, in accordance with the laws of [●] and is duly authorised to sign on its behalf, in the presence of:

AUTHORIZED SIGNATORY	WITNESS
Name: Address: Occupation

Schedule C

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